Exhibit 99.1

FOR IMMEDIATE RELEASE:

TRUEBLUE REPORTS 2010 FIRST QUARTER RESULTS

TACOMA, WA. – April 21, 2010—TrueBlue, Inc. (NYSE:TBI) today reported a net loss of $2.3 million or $0.05 per diluted share for the first quarter of 2010, compared to a net loss of $5.3 million or $0.12 per diluted share for the first quarter of 2009. Revenue for the quarter was $240 million, an increase of 7 percent compared to revenue of $224 million for the first quarter of 2009.

“We are pleased that our monthly revenue trends showed accelerated growth this quarter, with same branch revenue growth of 15 percent in March,” said TrueBlue CEO Steve Cooper. “The improvement was widespread across nearly every geography and industry we serve, outside of construction. We are excited about the growth coming from new and existing customers who are expanding their business.”

TrueBlue closed eight branches in the first quarter, resulting in 747 branches in operation at the end of the quarter.

For the second quarter of 2010, TrueBlue estimates revenue in the range of $265 million to $275 million and net income per diluted share for the quarter of $0.03 to $0.08.

Management will discuss first quarter 2010 results on a conference call at 2 p.m. (PT), today, Wednesday, April 21, 2010. The conference call can be accessed on TrueBlue’s web site: www.TrueBlueInc.com.

About TrueBlue

TrueBlue, Inc. is a leading provider of blue-collar staffing. In 2009, TrueBlue connected approximately 300,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline, and served approximately 175,000 businesses in the services, retail, wholesale, manufacturing, transportation, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue’s website at www.TrueBlueInc.com.

Forward-looking Statements

This news release contains forward-looking statements, such as statements about the ranges of revenues, gross margins and net income/(loss) anticipated for future periods, improvements in safety and workers’ compensation claims and costs, strategies for increasing revenue and net income, and other factors that may affect TrueBlue’s financial results and operations in the future. TrueBlue’s actual results are, however, subject to a number of risks, including without limitation the following: 1) national and global economic conditions, including the impact of changes in national and global credit markets and other changes on TrueBlue customers; 2) TrueBlue’s ability to continue to attract and retain customers and maintain profit margins in the face of new and existing competition; 3) new laws and regulations that could have a materially adverse effect on TrueBlue’s operations and financial results; 4) significant labor disturbances which could disrupt industries TrueBlue serves; 5) increased costs and collateral requirements in connection with TrueBlue’s insurance obligations, including workers’ compensation insurance; 6) the adequacy of TrueBlue’s financial reserves; 7) TrueBlue’s continuing ability to comply with financial covenants in its lines of credit and other financing agreements; 8) TrueBlue’s ability to attract and retain competent employees in key positions or to find temporary employees to fulfill the needs of our customers; 9) TrueBlue’s ability to successfully complete and integrate acquisitions that it may make from time to time; 10) TrueBlue’s ability to timely execute strategies for acquired companies; and 11) other risks described in TrueBlue’s filings with the Securities and Exchange Commission, including its most recent Form 10-K and Form 10-Q filings.

Contacts

Derrek Gafford, EVP & CFO

253-680-8214

Stacey Burke, VP of Corporate Communications

253-680-8291

TRUEBLUE, INC.

SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, except per share data

(Unaudited)

	Thirteen Weeks Ended
	March 26, 2010	March 27, 2009
Revenue from services	$239,851	$224,414
Cost of services	178,726	161,743

Gross profit	61,125	62,671
Selling, general and administrative expenses	61,214	68,311
Depreciation and amortization	4,095	4,145

Loss from operations	(4,184)	(9,785)
Interest and other income, net	328	1,201

Loss before tax benefit	(3,856)	(8,584)
Income tax benefit	(1,597)	(3,281)

Net loss	$(2,259)	$(5,303)

Net loss per common share:
Basic	$(0.05)	$(0.12)
Diluted *	$(0.05)	$(0.12)

Weighted average shares outstanding:
Basic	43,083	42,682
Diluted *	43,083	42,682

*	Due to the anti-dilutive impact of certain equity instruments, 0.35 million shares were excluded from the calculation of diluted shares outstanding.

TRUEBLUE, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	March 26, 2010	December 25, 2009
Assets
Current assets:
Cash and cash equivalents	$128,515	$124,377
Accounts receivable, net	100,785	105,246
Other current assets	18,986	18,440

Total current assets	248,286	248,063
Property and equipment, net	57,560	60,353
Restricted cash	121,707	124,012
Other assets, net	86,109	85,701

Total assets	$513,662	$518,129

Liabilities and shareholders’ equity
Current liabilities	$80,778	$84,835
Long-term liabilities	148,012	147,862

Total liabilities	228,790	232,697
Shareholders’ equity	284,872	285,432

Total liabilities and shareholders’ equity	$513,662	$518,129

TRUEBLUE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Thirteen Weeks Ended
	March 26, 2010	March 27, 2009
Cash flows from operating activities:
Net loss	$(2,259)	$(5,303)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,095	4,145
Provision for doubtful accounts	2,066	2,912
Stock-based compensation	2,430	2,497
Deferred income taxes	1,118	(3,777)
Other operating activities	23	790
Changes in operating assets and liabilities:
Accounts receivable	2,395	9,180
Income taxes	(3,183)	358
Other assets	587	(264)
Accounts payable and other accrued expenses	(1,248)	(2,474)
Accrued wages and benefits	(477)	(1,465)
Workers’ compensation claims reserve	(2,314)	(2,967)
Other liabilities	225	(52)

Net cash provided by operating activities	3,458	3,580

Cash flows from investing activities:
Capital expenditures	(777)	(4,527)
Change in restricted cash	2,305	(3,280)
Other	10	71

Net cash provided by (used in) investing activities	1,538	(7,736)

Cash flows from financing activities:
Net proceeds from sale of stock through options and employee benefit plans	294	322
Common stock repurchases for taxes upon vesting of restricted stock	(1,153)	(591)
Payments on debt	(92)	(133)
Other	77	—

Net cash used in financing activities	(874)	(402)

Effect of exchange rates on cash	16	(19)

Net change in cash and cash equivalents	4,138	(4,577)
CASH AND CASH EQUIVALENTS, beginning of period	124,377	108,102

CASH AND CASH EQUIVALENTS, end of period	$128,515	$103,525

TRUEBLUE, INC.

Analysis of Revenue Growth / (Decline)

(Unaudited)

	Thirteen Weeks Ended
	March 26, 2010	March 27, 2009
Major Revenue Trends
Organic revenue growth / (decline)	6.9%	(35.7)%
Acquisitions within last 12 months	0.0%	5.0%

Total revenue growth / (decline)	6.9%	(30.7)%

Organic Revenue Trends*
Same branch	11.5%	(32.8)%
New branches	0.9%	0.2%
Closed branches	(5.4)%	(4.9)%
Currency	0.5%	(0.9)%

*	Percentages for organic revenue components do not sum to total organic revenue growth / (decline) as same branch growth is determined off a revenue base of branches open for 12 or more months, whereas other organic revenue growth components are measured off a total revenue base.

TRUEBLUE, INC.

Schedule of Year-Over-Year Same Branch Revenue Growth

(Unaudited)

January 2010	5.2%
February 2010	12.7%
March 2010	15.4%
Q-1 2010	11.5%